Exhibit 10.2

AMENDMENT NO. 3 TO THE
SECOND AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT

AMENDMENT NO. 3 to the SECOND AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT, dated as of June 12, 2006, among SECURITY CAPITAL CORPORATION, a Delaware corporation (“Security Capital”), and CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Advisory Services Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Security Capital and Capital Partners entered into that certain Second Amended and Restated Advisory Services Agreement, dated as of December 23, 2005, and effective as of January 1, 2006, as amended by Amendment No. 1 and Amendment No. 2 (as amended, the “Advisory Services Agreement”), pursuant to which Capital Partners has agreed, among other things, to continue, from and after January 1, 2006, to provide advisory services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy;

WHEREAS, Security Capital is engaged in a formal sale process for the Sale of Security Capital in an effort to maximize stockholder value by seeking for its stockholders the highest price reasonably attainable for Security Capital; and

WHEREAS, pursuant to the Advisory Services Agreement, the Board of Directors of Security Capital (the “Board”) has assigned Capital Partners, and its President and Chief Executive Officer, the responsibility to manage the formal sale process; and

WHEREAS, pursuant to the Advisory Services Agreement, in certain circumstances, upon the consummation of a Sale of Security Capital, Security Capital is required to pay to Capital Partners an Incentive Sales Bonus; and

WHEREAS, the Compensation Committee of the Board, the Audit Committee of the Board and the full Board, a majority of the members of which are independent directors, have unanimously determined, after considering all of the facts and circumstances, that the Advisory Services Agreement should be amended to (i) clarify that the calculation of the Per Share Consideration includes the aggregate dollar value per share to be paid to Security Capital’s stockholders in connection with the Sale of Security Capital (without regard to any amount placed in escrow or used to satisfy indemnification claims) and the aggregate dollar value per share of the special cash dividend to be paid on June 28, 2006 to the holders of record at the close of business on June 14, 2006 of Security Capital’s Class A Common Stock and Common Stock (which dividend will be paid principally from the net proceeds of Security Capital’s sale of its 91.52% (on a fully diluted basis) interest in Primrose) (the “Primrose Dividend”), and (ii) terminate the Advisory Services Agreement on the consummation of the Sale of Security Capital, and that such amendment is consistent with Board’s original intent to incentivize Capital Partners to achieve for the stockholders of Security Capital the highest Per Share Consideration

(for the sale of Security Capital as a whole) reasonably obtainable, and is in the best interests of Security Capital and all of its stockholders; and

WHEREAS, Security Capital and Capital Partners desire to amend the Advisory Services Agreement to reflect such matters.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, to amend the Advisory Services Agreement, as follows:

1.             Section 2(b) of the Advisory Services Agreement is hereby deleted in its entirety and replaced with the following:

(b)         Notwithstanding anything in this Agreement to the contrary, this Agreement shall automatically terminate on the consummation of the Sale of Security Capital; provided that Capital Partners’ right to receive any remaining portion of the Fee and the Incentive Sales Bonus shall survive such termination.

2.             Section 8(d) of the Advisory Services Agreement is hereby deleted in its entirety and replaced with the following:

(d)         “Per Share Consideration” means (A) the aggregate dollar value to be received by Security Capital’s stockholders in respect of each share of Class A common stock of Security Capital owned by such stockholders in connection with a Sale of Security Capital (without regard to any amount placed in escrow or used to satisfy indemnification claims) plus (B) the Primrose Dividend.

3.             Except as expressly set forth herein, this amendment to the Advisory Services Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Advisory Services Agreement, all of which shall remain in full force and effect. This amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. This amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ William R. Schlueter
	Name:	William R. Schlueter
	Title:	Senior Vice President, CFO, Assistant
Secretary and Treasurer

CAPITAL PARTNERS, INC.

By:	/s/ Brian D. Fitzgerald
	Name:	Brian D. Fitzgerald
	Title:	President